Exhibit 99

[Alcoa logo]

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Greg Aschman	Kevin G. Lowery
(212) 836-2674	(412) 553-1424
Mobile (724) 422-7844

Alcoa Reports Strong First Quarter 2008 Results

In Face of Challenging Economic Conditions

Highlights:

•	Income from continuing operations of $303 million, or $0.37 per share.

•	Income from continuing operations, excluding restructuring and tax impacts, was $361 million, or $0.44 per share, up 20 percent on a comparable basis from fourth quarter 2007.

•	Sequentially, currency negatively impacted results by $68 million or $0.08 per share.

•	Revenues of $7.4 billion; flat sequentially and up six percent excluding packaging.

•	Segment ATOI increased 42 percent excluding packaging. Three business segments – Primary Metals, FRP and EPS – had substantially higher profitability than the prior quarter.

•	Debt-to-Capital stands at 31.5 percent, within targeted range.

•	ROC including major growth investments of 10.7 percent; excluding growth investments, ROC was 13.5 percent.

•	Completed sale of packaging and consumer businesses, invested in growth projects, strategic investment with Chinalco in Rio Tinto and purchased two aerospace fastener companies.

•	Repurchased approximately 14 million shares in first quarter.

NEW YORK, NY – April 7, 2008 – Alcoa (NYSE: AA) today announced first quarter 2008 income from continuing operations of $303 million, or $0.37 per diluted share, versus $624 million, or $0.74 per share in the fourth quarter of 2007. Excluding restructuring and tax impacts, income from continuing operations was $361 million or $0.44 per share, up 20 percent on a comparable basis from the prior quarter, which included a favorable restructuring adjustment and tax benefits totaling $323 million or $0.38 per share. First quarter 2007 income from continuing operations excluding restructuring and tax impacts was $691 million, or $0.79.

Three of four business segments achieved significant after-tax operating income (ATOI) increases from the fourth quarter of 2007, with segment ATOI up 42 percent excluding packaging. Earnings for the first quarter were compressed by higher input and energy costs, and the impact of a weaker U.S. dollar. Currency negatively impacted results by $68 million or $0.08 per share on a sequential basis, as the U.S. dollar deteriorated against most major currencies.

Net income for the quarter was $303 million, or $0.37. Net income was $632 million, or $0.75 in the fourth quarter of 2007 and $662 million, or $0.75 in the first quarter of 2007.

Revenues for the 2008 first quarter were $7.4 billion, flat from the previous quarter, but a six percent increase excluding the revenue of the packaging and consumer business, which was sold in February 2008. Fourth quarter 2007 revenues were $7.4 billion, and revenues were $7.9 billion in the first quarter of 2007.

“We have generated strong returns in the face of challenging economic conditions and three of our segments – primary, flat-rolled and engineered products and solutions – achieved substantial ATOI growth,” said Alain Belda, Alcoa Chairman and CEO. “Upstream margins were squeezed by higher energy costs and a weaker U.S. dollar, but the global market remains tight and prices are near historic highs, primarily driven by demand in Asia, especially China.

“Our engineered products and solutions business delivered its strongest quarter ever, driven by robust aerospace and industrial gas turbine sales and productivity improvements,” said Belda. “Market fundamentals remain strong and we are well positioned to boost returns when the North American and European economies rebound.”

Cost of goods sold as a percent of revenues was 79.9 percent, a 340 basis point improvement versus the fourth quarter of 2007.

The Company funded numerous growth investments in the quarter including the new Juruti bauxite mine and Sao Luis refinery in Brazil; the strategic investment with Chinalco in Rio Tinto plc; and the acquisition of two aerospace fastening companies. In the quarter, capital expenditures were $748 million, 60 percent of which was devoted to growth projects. In addition, the Company repurchased approximately 14 million shares in the first quarter of 2008 under its approved share re-purchase authorization.

The Company’s debt-to-capital ratio stood at 31.5 percent at the end of the quarter, within the Company’s target range. The Company’s 12-month trailing ROC stood at 10.7 percent at the end of the first quarter 2008, following significant growth investments. Excluding investments in growth, the Company’s ROC was 13.5 percent.

Segment and Other Results

In the first quarter of 2008, management approved a realignment of Alcoa’s reportable segments to better reflect the core businesses in which Alcoa operates and how it is managed. This realignment consisted of eliminating the Extruded and End Products segment, and realigning its component businesses. See the Segment Information schedule for further details. Additionally, the Packaging and Consumer segment was sold in the first quarter of 2008.

Alumina

ATOI was $169 million, a decrease of $36 million, or 18 percent, from the prior quarter. Production was up slightly; however, shipments were down by two percent due to timing. As expected, lower pricing, higher energy cost, and unfavorable currency reduced profitability.

Primary Metals

ATOI was $307 million, up $111 million, or 57 percent, compared to the prior quarter. The majority of the increase resulted from higher LME prices. In addition, production was up four percent driven by the continuing ramp-up of the Iceland smelter offset by unfavorable currency and increased carbon costs. This segment purchased approximately 49 kmt of primary metal for internal use.

Flat-Rolled Products

ATOI was $41 million, up $56 million from the prior quarter. The segment benefited from improved performance in the Russia business as well as slightly higher volumes and an improved mix offset by higher energy and alloy material costs.

Engineered Products and Solutions

ATOI was a record $138 million, up $62 million, or 82 percent, from the prior quarter. Results were driven by continued productivity improvements, the positive impact from the automotive business restructuring, and increased volume as the aerospace and IGT markets continue to demonstrate strength.

Alcoa will hold its quarterly conference call at 5:00 PM Eastern Time on April 7th to present the quarter’s results. The meeting will be webcast via alcoa.com. Call information and related details are available at www.alcoa.com under “Invest.”

Alcoa is the world leader in the production and management of primary aluminum, fabricated aluminum, and alumina combined, through its active and growing participation in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components including flat-rolled products, hard alloy extrusions, and forgings, Alcoa also markets Alcoa® wheels, fastening systems, precision and investment castings, and building systems. The Company has 97,000 employees in 34 countries and has been named one of the top most sustainable corporations in the world at the World Economic Forum in Davos, Switzerland. More information can be found at www.alcoa.com

Forward Looking Statement

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or aluminum industry conditions generally, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices for primary aluminum and other products; (b) material adverse changes in the markets served by Alcoa, including the transportation, building and construction, distribution, packaging, industrial gas turbine and other markets; (c) Alcoa’s inability to mitigate impacts from unfavorable currency fluctuations or from increased energy, transportation and raw materials costs or other cost inflation; (d) Alcoa’s inability to achieve the level of cash generation, return on capital improvement, cost savings, or earnings or revenue growth anticipated by management; (e) Alcoa’s inability to complete its growth projects and integration of acquired facilities as planned and by targeted completion dates; (f) unfavorable changes in laws, governmental regulations or policies, foreign currency exchange rates or competitive factors in the countries in which Alcoa operates; (g) significant legal proceedings or investigations adverse to Alcoa, including environmental, product liability, safety and health and other claims; and (h) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2007 and other reports filed with the Securities and Exchange Commission.

Alcoa and subsidiaries

Statement of Consolidated Income (unaudited)

(in millions, except per-share, share, and metric ton amounts)

	Quarter ended
	March 31, 2007	December 31, 2007	March 31, 2008
Sales	$7,908	$7,387	$7,375

Cost of goods sold (exclusive of expenses below)	6,007	6,153	5,892
Selling, general administrative, and other expenses	357	383	328
Research and development expenses	52	78	66
Provision for depreciation, depletion, and amortization	304	309	319
Restructuring and other charges	26	(14)	38
Interest expense	83	81	99
Other (income) expenses, net	(44)	(78)	58

Total costs and expenses	6,785	6,912	6,800

Income from continuing operations before taxes on income	1,123	475	575
Provision (benefit) for taxes on income	335	(213)	205

Income from continuing operations before minority interests’ share	788	688	370
Less: Minority interests’ share	115	64	67

Income from continuing operations	673	624	303

(Loss) income from discontinued operations	(11)	8	—

NET INCOME	$662	$632	$303

Earnings (loss) per common share:
Basic:
Income from continuing operations	$0.77	$0.74	$0.37
(Loss) income from discontinued operations	(0.01)	0.01	—

Net income	$0.76	$0.75	$0.37

Diluted:
Income from continuing operations	$0.77	$0.74	$0.37
(Loss) income from discontinued operations	(0.02)	0.01	—

Net income	$0.75	$0.75	$0.37

Average number of shares used to compute:
Basic earnings per common share	868,824,621	837,404,682	817,892,681
Diluted earnings per common share	875,753,052	845,831,650	825,301,487

Common stock outstanding at the end of the period	868,989,203	827,401,800	815,005,086

Shipments of aluminum products (metric tons)	1,365,000	1,336,000	1,357,000

Alcoa and subsidiaries

Consolidated Balance Sheet (unaudited)

(in millions)

	December 31, 2007	March 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$483	$378
Receivables from customers, less allowances of $72 in 2007 and $70 in 2008	2,602	3,048
Other receivables	451	541
Inventories	3,326	3,679
Prepaid expenses and other current assets	1,224	1,248

Total current assets	8,086	8,894

Properties, plants, and equipment	31,601	32,829
Less: accumulated depreciation, depletion, and amortization	14,722	15,172

Properties, plants, and equipment, net	16,879	17,657

Goodwill	4,806	5,095
Investments	2,038	3,133
Other assets	4,046	4,359
Assets held for sale	2,948	261

Total assets	$38,803	$39,399

LIABILITIES
Current liabilities:
Short-term borrowings	$569	$548
Commercial paper	856	1,456
Accounts payable, trade	2,787	2,895
Accrued compensation and retirement costs	943	831
Taxes, including taxes on income	644	517
Other current liabilities	1,165	1,481
Long-term debt due within one year	202	54

Total current liabilities	7,166	7,782

Long-term debt, less amount due within one year	6,371	6,438
Accrued pension benefits	1,098	1,305
Accrued postretirement benefits	2,753	2,715
Other noncurrent liabilities and deferred credits	1,943	2,067
Deferred income taxes	545	524
Liabilities of operations held for sale	451	63

Total liabilities	20,327	20,894

MINORITY INTERESTS	2,460	2,692

SHAREHOLDERS’ EQUITY
Preferred stock	55	55
Common stock	925	925
Additional capital	5,774	5,782
Retained earnings	13,039	13,063
Treasury stock, at cost	(3,440)	(3,823)
Accumulated other comprehensive loss	(337)	(189)

Total shareholders’ equity	16,016	15,813

Total liabilities and equity	$38,803	$39,399

Alcoa and subsidiaries

Statement of Consolidated Cash Flows (unaudited)

(in millions)

	Three months ended March 31,
	2007 (a)	2008
CASH FROM OPERATIONS
Net income	$662	$303
Adjustments to reconcile net income to cash from operations:
Depreciation, depletion, and amortization	304	319
Deferred income taxes	1	26
Equity income, net of dividends	(35)	(23)
Restructuring and other charges	26	38
(Gains) losses from investing activities – asset sales	(1)	1
Provision for doubtful accounts	3	4
Loss from discontinued operations	11	—
Minority interests	115	67
Stock-based compensation	24	37
Excess tax benefits from stock-based payment arrangements	5	(3)
Other	(3)	(25)
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) in receivables	(137)	(233)
Decrease (increase) in inventories	93	(238)
(Increase) in prepaid expenses and other current assets	(55)	(34)
(Decrease) increase in accounts payable, trade	(143)	4
(Decrease) in accrued expenses	(216)	(379)
(Decrease) in taxes, including taxes on income	(83)	(18)
Cash received on long-term aluminum supply contract	93	—
Pension contributions	(50)	(19)
Net change in noncurrent assets and liabilities	2	(127)
(Increase) decrease in net assets held for sale	(88)	12

CASH PROVIDED FROM (USED FOR) CONTINUING OPERATIONS	528	(288)
CASH USED FOR DISCONTINUED OPERATIONS	(1)	—

CASH PROVIDED FROM (USED FOR) OPERATIONS	527	(288)

FINANCING ACTIVITIES
Net change in short-term borrowings	38	(28)
Net change in commercial paper	(1,200)	600
Additions to long-term debt	2,024	3
Debt issuance costs	(96)	(5)
Payments on long-term debt	(353)	(159)
Common stock issued for stock compensation plans	82	22
Excess tax benefits from stock-based payment arrangements	(5)	3
Repurchase of common stock	(88)	(430)
Dividends paid to shareholders	(148)	(140)
Dividends paid to minority interests	(158)	(39)
Contributions from minority interests	114	118

CASH PROVIDED FROM (USED FOR) FINANCING ACTIVITIES	210	(55)

INVESTING ACTIVITIES
Capital expenditures	(783)	(748)
Acquisitions, net of cash acquired	(13)	(276)
Acquisition of minority interest	—	(15)
Proceeds from the sale of assets and businesses	—	2,490
Additions to investments	(26)	(1,215)
Net change in short-term investments and restricted cash	6	—
Other	(12)	(11)

CASH (USED FOR) PROVIDED FROM INVESTING ACTIVITIES	(828)	225

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	5	13

Net change in cash and cash equivalents	(86)	(105)
Cash and cash equivalents at beginning of year	506	483

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$420	$378

(a)	The Statement of Consolidated Cash Flows for the three months ended March 31, 2007 has been reclassified to reflect the movement of the automotive castings and packaging and consumer businesses to held for sale in the third quarter of 2007.

Alcoa and subsidiaries

Segment Information (unaudited) (1)

(dollars in millions, except realized prices; production and shipments in thousands of metric tons [kmt])

	1Q07	2Q07	3Q07	4Q07	2007	1Q08
Alumina:
Alumina production (kmt)	3,655	3,799	3,775	3,855	15,084	3,870
Third-party alumina shipments (kmt)	1,877	1,990	1,937	2,030	7,834	1,995
Third-party sales	$645	$712	$664	$688	$2,709	$680
Intersegment sales	$579	$587	$631	$651	$2,448	$667
Equity income (loss)	$1	$—	$(1)	$1	$1	$2
Depreciation, depletion, and amortization	$56	$62	$76	$73	$267	$74
Income taxes	$100	$102	$89	$49	$340	$57
After-tax operating income (ATOI)	$260	$276	$215	$205	$956	$169

Primary Metals:
Aluminum production (kmt)	899	901	934	959	3,693	995
Third-party aluminum shipments (kmt)	518	565	584	624	2,291	665
Alcoa’s average realized price per metric ton of aluminum	$2,902	$2,879	$2,734	$2,646	$2,784	$2,801
Third-party sales	$1,633	$1,746	$1,600	$1,597	$6,576	$1,877
Intersegment sales	$1,477	$1,283	$1,171	$1,063	$4,994	$1,105
Equity income	$22	$18	$11	$6	$57	$9
Depreciation, depletion, and amortization	$95	$102	$102	$111	$410	$124
Income taxes	$214	$196	$80	$52	$542	$116
ATOI	$504	$462	$283	$196	$1,445	$307

Flat-Rolled Products:
Third-party aluminum shipments (kmt)	597	612	632	600	2,441	610
Third-party sales	$2,467	$2,535	$2,494	$2,436	$9,932	$2,492
Intersegment sales	$65	$77	$70	$71	$283	$77
Depreciation, depletion, and amortization	$60	$61	$64	$59	$244	$60
Income taxes	$31	$37	$32	$7	$107	$22
ATOI	$60	$97	$62	$(15)	$204	$41

Engineered Products and Solutions:
Third-party aluminum shipments (kmt)	55	52	51	49	207	48
Third-party sales	$1,676	$1,715	$1,662	$1,666	$6,719	$1,772
Depreciation, depletion, and amortization	$41	$41	$44	$45	$171	$42
Income taxes	$49	$52	$46	$17	$164	$56
ATOI	$105	$119	$82	$76	$382	$138

Packaging and Consumer (2):
Third-party aluminum shipments (kmt)	35	40	37	45	157	19
Third-party sales	$736	$837	$828	$887	$3,288	$497
Depreciation, depletion, and amortization	$30	$30	$29	$—	$89	$—
Income taxes	$7	$17	$17	$27	$68	$10
ATOI	$19	$37	$36	$56	$148	$11

Alcoa and subsidiaries

Segment Information (unaudited), continued

(in millions)

	1Q07	2Q07	3Q07	4Q07	2007	1Q08
Reconciliation of ATOI to consolidated net income:
Total segment ATOI	$948	$991	$678	$518	$3,135	$666
Unallocated amounts (net of tax):
Impact of LIFO	(27)	(16)	10	9	(24)	(31)
Interest income	11	9	10	10	40	9
Interest expense	(54)	(56)	(98)	(53)	(261)	(64)
Minority interests	(115)	(110)	(76)	(64)	(365)	(67)
Corporate expense	(86)	(101)	(101)	(100)	(388)	(82)
Restructuring and other charges	(18)	21	(311)	1	(307)	(30)
Discontinued operations	(11)	(1)	(3)	8	(7)	—
Other	14	(22)	446	303	741	(98)

Consolidated net income	$662	$715	$555	$632	$2,564	$303

The difference between certain segment totals and consolidated amounts is in Corporate.

(1)	In the first quarter of 2008, management approved a realignment of Alcoa’s reportable segments to better reflect the core businesses in which Alcoa operates and how it is managed. This realignment consisted of eliminating the Extruded and End Products segment, and realigning its component businesses as follows: the building and construction systems business will be reported in the Engineered Products and Solutions segment; the hard alloy extrusions business and the Russian extrusions business will be reported in the Flat-Rolled Products segment; and the remaining segment components, consisting primarily of the equity investment/income of Alcoa’s interest in the Sapa AB joint venture, and the Latin American extrusions business, will be reported in Corporate. Additionally, the Russian forgings business will be moved from the Engineered Products and Solutions segment to the Flat-Rolled Products segment, where total Russian operations will now be reported. Prior period amounts have been reclassified to reflect the new segment structure. Also, the Engineered Solutions segment was renamed the Engineered Products and Solutions segment.
(2)	On February 29, 2008, Alcoa completed the sale of its packaging and consumer businesses to Rank Group Limited. Once Alcoa receives regulatory and other approvals for a small number of facilities, which is expected in April 2008, the Packaging and Consumer segment will no longer contain any operations.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited)

(in millions)

Bloomberg Return on Capital (1)			Bloomberg Return on Capital, Excluding Growth Investments (1)

	Twelve months ended March 31,			Twelve months ended March 31,
	2007	2008		2007	2008
Net income	$2,302	$2,205	Net income	$2,302	$2,205
Minority interests	446	317	Minority interests	446	317
Interest expense (after tax)	281	266	Interest expense (after tax)	281	266

Numerator	$3,029	$2,788	Numerator	3,029	2,788

			Net losses of growth investments (3)	79	96

			Adjusted numerator	$3,108	$2,884

Average Balances			Average Balances
Short-term borrowings	$441	$524	Short-term borrowings	$441	$524
Short-term debt	360	358	Short-term debt	360	358
Commercial paper	972	864	Commercial paper	972	864
Long-term debt	5,767	6,374	Long-term debt	5,767	6,374
Preferred stock	55	55	Preferred stock	55	55
Minority interests	1,669	2,320	Minority interests	1,669	2,320
Common equity (2)	14,621	15,563	Common equity (2)	14,621	15,563

Denominator	$23,885	$26,058	Denominator	23,885	26,058

			Capital projects in progress and capital base of growth investments (3)	(3,945)	(4,730)

			Adjusted denominator	$19,940	$21,328

Return on capital	12.7%	10.7%	Return on capital, excluding growth investments	15.6%	13.5%

Return on capital, excluding growth investments is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because it provides greater insight with respect to the underlying operating performance of the company’s productive assets. The company has significant growth investments underway in its upstream and downstream businesses, as previously noted, with expected completion dates over the next several years. As these investments generally require a period of time before they are productive, management believes that a return on capital measure excluding these growth investments is more representative of current operating performance.

(1)	The Bloomberg Methodology calculates ROC based on the trailing four quarters. Average balances are calculated as (March 2008 ending balance + March 2007 ending balance) divided by 2 for the twelve months ended March 31, 2008, and (March 2007 ending balance + March 2006 ending balance) divided by 2 for the twelve months ended March 31, 2007.
(2)	Calculated as total shareholders’ equity less preferred stock.
(3)	For all periods presented, growth investments include Russia, Bohai, and Kunshan.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in millions, except per-share amounts)

	Net Income			Diluted EPS
	Quarter ended			Quarter ended
	1Q07	4Q07	1Q08	1Q07	4Q07	1Q08
Net income	$662	$632	$303	$0.75	$0.75	$0.37
(Loss) income from discontinued operations	(11)	8	—

Income from continuing operations	673	624	303	0.77	0.74	0.37
Discrete tax items	—	(322)	28
Restructuring and other charges	18	(1)	30

Income from continuing operations – excluding restructuring and other charges and discrete tax items	$691	$301	$361	0.79	0.36	0.44

Income from continuing operations – excluding restructuring and other charges and discrete tax items is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Alcoa excluding the impacts of restructuring and other charges and discrete tax items. There can be no assurances that additional restructuring and other charges and discrete tax items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both income from continuing operations determined under GAAP as well as income from continuing operations – excluding restructuring and other charges and discrete tax items.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in millions)

Third-party Sales

	Quarter ended
	December 31, 2007	March 31, 2008
Alcoa	$7,387	$7,375
Packaging and Consumer	887	497

Alcoa, excluding Packaging and Consumer	$6,500	$6,878

After-tax Operating Income

	Quarter ended
	December 31, 2007	March 31, 2008
Segment total	$518	$666
Packaging and Consumer	56	11

Segment total, excluding Packaging and Consumer	$462	$655

Third-party sales and segment after-tax operating income excluding the Packaging and Consumer segment are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of Alcoa excluding the Packaging and Consumer segment due to the sale of the businesses within this segment in February 2008.